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                                                                    Exhibit 99.1


                LIDAK PHARMACEUTICALS AND SHAREHOLDERS COMMITTEE
                           REACH SETTLEMENT AGREEMENT,
                      POSTPONE ANNUAL SHAREHOLDERS' MEETING


      La Jolla, and Beverly Hills, CA - March 25, 1998 -- LIDAK Pharmaceuticals (Nasdaq NM: LDAKA) and a Shareholders Committee today announced that they have entered into a settlement agreement whereby the Shareholders Committee will withdraw a previously filed proxy statement in support of an alternative slate of directors for LIDAK. Parties to the agreement included LIDAK, HealthMed, Inc. and Wallace O. Raubenheimer on behalf of the Shareholders Committee, as well as Mitchell J. Stein, George P. Rutland and Edward L. Hennessy, Jr.

      The settlement agreement provides for a new LIDAK Board comprised of four existing LIDAK directors, three additional independent nominees to be mutually agreed upon, and two of the Committee's nominees, Mr. Rutland and Mr. Hennessy. Additionally, the LIDAK Board has agreed to two by-law amendments, expanding the number of directors to a maximum of nine, and creating three classes of directors with staggered three year terms. The director nominees and by-law amendments will be voted upon at the 1998 annual shareholders' meeting, which has been postponed to allow adequate time to conduct an expeditious search for the additional independent nominees and to amend LIDAK's proxy materials. A date for the meeting will be set after the additional independent nominees have been selected. Information with respect to the postponement will be mailed to all shareholders.



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      The agreement also provides that the Committee and its nominees will not conduct any proxy or other shareholder solicitations through the annual meeting of shareholders to occur in 2001, limits additional stock purchases or control of voting shares by the parties, and provides that LIDAK will reimburse HealthMed for certain third party expenses, not to exceed $150,000. The agreement does not contemplate any changes to the Company's current executive management.

      Gerald J. Yakatan, president, chief executive officer and a director of LIDAK, stated, "We are pleased that this potentially contentious situation had such a positive outcome for the Company. The Company was able to avoid the disruption and potentially substantial costs associated with a proxy contest by reaching this settlement agreement. We look forward to working with the new Board members in determining LIDAK's future, with the mutual ultimate goal of significantly enhancing shareholder value."

      Rex Julian Beaber, General Counsel of HealthMed, commented, "As a large shareholder of LIDAK, HealthMed believes this agreement will create a Board of Directors who will work together in the interests of all shareholders and guide LIDAK through successful exploitation of its products into the next millennium."

      LIDAK Pharmaceuticals is developing therapeutic products designed to treat virally caused diseases, allergies and asthma, inflammatory disorders and cancer. LIDAK's topical drug for the treatment of recurrent oral facial herpes, LIDAKOL, was recently submitted to the United States Food and Drug Administration for marketing approval.



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CONTACT:  Jeffery B. Weinress, Vice President & CFO of LIDAK Pharmaceuticals,
          619-558-0364, ext. 242, or Rex Julian Beaber, General Counsel of HealthMed, 310-448-1331.


                                      # # #



The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the company.